                         CONSENT TO ASSIGNMENT AND ASSUMPTION


1. SEI Financial Management Corporation ("Assignor") hereby notifies STI Classic Funds ("Trust") that it intends to assign all of its rights and delegate its obligations under the Administration Agreement between the Trust and SEI Financial Management Corporation, dated May 29, 1995 to SEI Fund Resources, ("Assignee"), no later than June 1, 1996, in connection with the transition of Assignor's fund administration and distribution business to Assignee;

2. Trust releases Assignor from its rights and obligations under the Agreement on or after the date the Assignment and Assumption Agreement is executed and any liability or responsibility for (i) breach of the Agreement by Assignor of (ii) demands and claims made against the Trust or damages, losses or expenses incurred by the Trust on or after the date of the Assignment and Assumption Agreement, unless such demands, claims, losses, damages or expenses arose out of or resulted from an act or omission of Assignor prior to the date of the Assignment and Assumption Agreement.

3. This consent is not a waiver or estoppel with respect to any rights the Trust may have by reason of the past performance or failure to perform by Assignor.

4. This consent is conditioned upon the execution of an Assignment and Assumption Agreement between Assignor and Assignee that require(s) Assignee (i) to assume all rights and obligations of Assignor under the Agreement and (ii) to be liable to the Trust for any default or breach of the Agreement to the extent the default or breach occurs on or after the date of execution of the Assignment and Assumption Agreement.

5. Except as provided herein, neither this consent nor the Assignment and Assumption Agreement shall alter or modify the terms or conditions of the Agreement.


Trust:   STI Classic Funds             Assignor:
                                       SEI Financial Management Corporation

By:     /s/ Kathryn L. Stanton         By:    /s/ Kevin Robins
   --------------------------------       ---------------------------------
Title:     Vice President              Title:  Vice President
     -----------------------------           ------------------------------
Date:         6/1/96                   Date:        6/1/96
    ------------------------------          -------------------------------

                                      SCHEDULE C
                                DATED JANUARY 1, 1997
                           TO THE ADMINISTRATION AGREEMENT
                                  DATED MAY 29, 1995
                                       BETWEEN
                                  STI CLASSIC FUNDS
                                         AND
                         SEI FINANCIAL MANAGEMENT CORPORATION


The Administrator shall perform services under the Administration Agreement for the following Portfolios:

Prime Quality MM Fund

U.S. Government Securities Fund

Investment Grade Bond Fund

Investment Grade Tax Exempt Bond Fund

Capital Growth Fund

Tax Exempt MM Fund

Value Income Stock Fund

Short Term Bond Fund

Short Term U.S. Treasury Securities Fund

Sunbelt Equity Fund

Mid Cap Fund (formerly Aggressive Growth Fund)

Balanced Fund

Florida Tax Exempt Fund

Georgia Tax Exempt Bond Fund

Tennessee Tax Exempt Bond Fund

U.S. Government Securities Fund

Limited Term Federal Mortgage Securities Fund

International Equity Index Fund

International Equity Fund

Classic Institutional Cash Management Money Market Fund

Classic Institutional US Treasury Securities Money Market Fund

Small Cap Equity Fund